Exhibit F

CALCULATION OF FILING FEE TABLES

SCHEDULE TO

(Form Type)

GROSVENOR REGISTERED MULTI-STRATEGY MASTER FUND, LLC

(Name of Issuer)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$34,700,000	0.00014760%	$5,121.72
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$34,700,000
Total Fees Due for Filing			$5,121.72
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$5,121.72

Table 2: Fee Offset Claims and Sources

Not applicable.